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                                                                       EXHIBIT 8

                                FORM OF OPINION


                            _____________ ___, 1998



PNC Bank Corp.
One PNC Plaza
249 Fifth Avenue
Pittsburgh, Pennsylvania  15222-2707

Hilliard-Lyons, Inc.
Hilliard Lyons Center
501 South Fourth Street
Louisville, Kentucky  40202

Ladies and Gentlemen:

         Reference is made to the information set forth under the heading "PROPOSED MERGER - Certain U.S. Federal Income Tax Consequences" contained in the Proxy Statement/Prospectus, which is included in the Registration Statement on Form S-4 (the "Registration Statement"), filed by PNC Bank Corp. ("PNC") with the Securities and Exchange Commission (the "SEC"), and which is being furnished to shareholders of Hilliard-Lyons, Inc. ("Hilliard Lyons") in connection with the solicitation of proxies by the Board of Directors of Hilliard Lyons for their use at Hilliard Lyons' special meeting of stockholders, at which stockholders of Hilliard Lyons will be asked to approve an Agreement and Plan of Merger, dated August 20, 1998, between PNC and Hilliard Lyons. Subject to the representations, assumptions and other conditions described or referenced in this letter or under that heading, it is our opinion that the discussion of certain anticipated material federal income tax consequences contained under that heading is accurate in all material respects.

         Our opinion is based on the case law, Internal Revenue Code, Treasury Regulations and Internal Revenue Service rulings as they exist at the date hereof. These authorities are all subject to change, and any such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion following the effective date of the Registration Statement.

         We hereby consent to the filing with the SEC of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "PROPOSED MERGER - Certain Federal Income Tax Consequences" contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                                     Very truly yours,



                                                     Arnold & Porter